Exhibit 23.1




            Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Insight Communications Company, Inc. 1999 Equity Incentive Plan of our report dated March 7, 2005, except for Note 16, as to which the date is March 15, 2005, with respect to the consolidated financial statements of Insight Communications Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and our report dated March 7, 2005 with respect to Insight Communications Company, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Insight Communications Company, Inc. filed with the Securities and Exchange Commission.


                                                      /s/ Ernst & Young LLP



New York, New York
April 28, 2005